UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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W&T Offshore, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2015

Dear Shareholder:

It is my pleasure to invite you to the 2015 Annual Meeting of Shareholders of W&T Offshore, Inc. to be held on Wednesday, May 6, 2015 at 8:00 a.m., Central Daylight Time, at the offices of the Company, Nine Greenway Plaza, Suite 300, Houston, Texas 77046. I hope you will be able to attend.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Our Board of Directors has determined that owners of record of our common stock at the close of business on March 12, 2015 are entitled to notice of, and have the right to vote at, the Annual Meeting and any reconvened meeting following any adjournment or postponement of the meeting.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, we have sent a Notice of Availability of Proxy Materials to our shareholders.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope (if you have requested a paper copy of the proxy materials) or vote using the Internet or telephone voting procedures described on the Notice of Internet Availability of Proxy Materials. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors and our employees, I would like to express my appreciation for your continued interest in our affairs. I look forward to greeting as many of you as possible at the meeting.

Sincerely,

Tracy W. Krohn
Chairman of the Board and
Chief Executive Officer

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2015

Notice is hereby given that the 2015 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas corporation, will be held at the offices of the Company, Nine Greenway Plaza, Suite 300, Houston, Texas 77046 on May 6, 2015 at 8:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect six directors to hold office until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2015; and

(3)	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 12, 2015 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement thereof, notwithstanding the transfer of any shares after such date. A list of these shareholders will be open for examination by any shareholder for ten days prior to the Annual Meeting at our principal executive offices at Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each shareholder. On or about March 26, 2014, we will mail to each shareholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote or request paper copies. Your vote is important. We urge you to review the accompanying Proxy Statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the meeting.

By Order of the Board of Directors,

Thomas F. Getten
Corporate Secretary and General Counsel

Houston, Texas

March 24, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDERS MEETING TO BE HELD ON MAY 6, 2015

This Notice of Annual Meeting and Proxy Statement and our Annual Report to Shareholders are available at www.proxyvote.com.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Phone (713) 626-8525

i

W&T OFFSHORE, INC.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

PROXY STATEMENT

2015 ANNUAL MEETING OF SHAREHOLDERS

THE ANNUAL MEETING

This proxy statement is solicited by and on behalf of the Board of Directors (the “Board”) of W&T Offshore, Inc. for use at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 6, 2015 at the offices of the Company, Nine Greenway Plaza, Suite 300, Houston, Texas 77046, at 8:00 a.m., Central Daylight Time, or at any adjournments or postponements thereof. Unless the context requires otherwise, references in this proxy statement to “we,” “us,” “our” and the “Company” refer to W&T Offshore, Inc. The solicitation of proxies by the Board will be conducted primarily electronically, or by mail for those shareholders requesting paper copies of proxy materials. Officers, directors and employees of the Company may also solicit proxies personally or by telephone, e-mail or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. On or about March 26, 2015, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) containing instructions on how to access the proxy materials and vote online. We will make these proxy materials available to you over the Internet or, upon your request, will deliver paper copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for the Annual Meeting.

Purposes of the 2015 Annual Meeting

The purposes of the Annual Meeting are: (1) to elect six directors to hold office until the 2016 Annual Meeting of Shareholders and until their successors are duly elected and qualified; (2) to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2015; and (3) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof. Although the Board does not anticipate that any other matters will come before the 2015 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on March 12, 2015 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 75,899,415 shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding equity securities of the Company. The holders of issued and outstanding shares representing at least a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum necessary to hold a valid meeting. The person who is appointed by the chairman of the meeting to be the inspector of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting. Each share of Common Stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. If you hold your shares in “street name,” you will receive instructions from your brokers or other nominees describing how to vote your shares. If you do not instruct your brokers or nominees how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the New York Stock Exchange (“NYSE”). For Proposal 2 (Ratification of the Appointment of Ernst & Young LLP) to be voted on at the Annual Meeting, brokers and other nominees will have discretionary authority in the absence of timely instructions from you.

There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. For Proposal 1 (Election of Directors) to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your shares. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.

Abstentions occur when shareholders are present at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the shareholders are voting.

The following is a summary of the vote required to approve each proposal, as well as the effect of broker non-votes and abstentions.

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Item 1 (Election of Directors): To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of all votes cast. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director. Broker non-votes will not be taken into account in determining the outcome of the election.

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Item 2 (Ratification of the Appointment of Ernst & Young LLP): The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to ratify the appointment of our independent registered public accounting firm. An abstention is not treated as a vote entitled to be cast and therefore is not counted for purposes of determining whether a majority has been achieved.

Voting Procedures

If you are a registered shareholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

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By Internet. You may submit a proxy electronically via the Internet, using the website listed on the Notice of Availability. Please have your Notice of Availability, which includes your personal control number, in hand when you log onto the website. Internet voting facilities will close and no longer be available on the date and time specified on the Notice of Availability.

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By Telephone. If you request paper copies of the proxy materials by mail, you may submit a proxy by telephone using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will close and no longer be available on the date and time specified on the proxy card.

•	By Mail. If you request paper copies of the proxy materials by mail, you may submit a proxy by signing, dating and returning your proxy card in the pre-addressed envelope provided.

•	In Person. You may vote in person at the 2015 Annual Meeting of Stockholders by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

Revoking Your Proxy

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Copies of the Annual Report

Upon written request, we will provide any shareholder, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”), but without exhibits. Shareholders should direct requests to W&T Offshore, Inc., Attn: General Counsel, Nine Greenway Plaza, Suite 300, Houston, Texas 77046. The Form 10-K and the exhibits filed with it are available on our website, www.wtoffshore.com in the “SEC Filings” subsection of the “Investor Relations” section. These materials do not constitute a part of the proxy solicitation material.

PROPOSAL 1

ELECTION OF DIRECTORS

Currently, the Company’s Board is composed of the following six directors: Ms. Virginia Boulet and Messrs. Robert I. Israel, Stuart B. Katz, Tracy W. Krohn, S. James Nelson, Jr. and B. Frank Stanley. At the Annual Meeting, six directors are to be elected, each of whom will serve until the 2016 Annual Meeting and until his or her successor is duly elected and qualified. Each nominee has consented to be nominated and to serve if elected. If any nominee is unable to serve as a director, the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee that the Board may designate or the size of the Board may be reduced. We know of no reason why any nominee would be unable to serve.

Information about the Nominees

Virginia Boulet, age 61, has served on the Board since March 2005. She is currently Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Ms. Boulet is an adjunct professor of law at Loyola University Law School. Since April 2014, she has been employed as Managing Director of Legacy Capital, LLC. From 2002 to March 2014, Ms. Boulet was employed as Special Counsel to Adams and Reese, LLP, a law firm. Prior to 2002, Ms. Boulet was a partner at the law firm Phelps Dunbar, LLP. Ms. Boulet has over 20 years of experience in mergers and acquisitions, equity securities offerings, general business matters and counseling clients regarding compliance with federal securities laws and regulations. Ms. Boulet currently serves on the board of directors of CenturyLink, Inc., a telecommunications company. She also serves as chair of the nominating and corporate governance committee of CenturyLink, as well as a member of the board’s compensation committee. Service on this board and its committees has provided her the background and experience of board processes, function, exercise of diligence and oversight of management. In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School. With her public company board experience and recruiting experience as president of a recruiting company, Ms. Boulet is well suited as a member of our Board and to the Nominating and Corporate Governance Committee functions of identifying and evaluating individuals qualified to become board members and evaluating our corporate governance policies. Her legal background also provides her with a high level of technical expertise in reviewing transactions and agreements and addressing the myriad of legal issues presented to the Board.

Robert I. Israel, age 65, has served on the Board since 2007. Mr. Israel serves on our Audit Committee. He is currently the Managing Partner of One Stone Energy Partners, a private equity fund, focused on investments in the oil and gas industry in the U.S. and abroad. From 2000 to 2010, Mr. Israel was a partner at Compass Advisers, LLP, a transatlantic strategic advisory and private investment firm, where he was the head of the firm’s energy practice. From 1990 to 2000, Mr. Israel was the head of the Energy Department of Schroder & Co., Inc. Currently, Mr. Israel is a director of the following companies: Brasoil, a company engaged in oil and gas exploration and production in Brazil; Suelopetrol C.A., a Venezuelan company engaged in seismic data gathering and exploration for oil and gas; and API, Inc., a company that manufactures secure equipment for U.S. and foreign government agencies and Magellan Petroleum Corporation, a corporation engaged in enhanced recovery of oil and gas reserves in the United States, natural gas exploration and development in Australia and unconventional resource development in the United Kingdom. Mr. Israel holds a M.B.A. from Harvard University and a B.A. from Middlebury College. Mr. Israel, with over 30 years of corporate finance experience, has a strong business and financial background, especially in the natural resources sector. Mr. Israel’s corporate finance experience and his public company board experience, as well as his industry knowledge, make him a valuable member of our Board and our Audit Committee.

Stuart B. Katz, age 60, previously served on the Board from 2002 to 2008 and was reappointed to serve on the Board in April 2011. Mr. Katz serves on our Audit Committee and is Chairman of our Compensation Committee. Since 2007, Mr. Katz has served as Chief Executive Officer and member of the board of directors of Alconox, Inc., a private company engaged in the manufacturing and marketing of specialty chemicals. From 2001 to 2010, Mr. Katz was a Managing Director of Jefferies Capital Partners (“JCP”), a private equity investment fund. In 2002, Mr. Katz joined the Board in connection with JCP’s investment in the Company. In May 2008, Mr. Katz declined to stand for reelection to the Board in connection with JCP’s divestment of its remaining equity interest in the Company. Prior to joining JCP in 2001, Mr. Katz had been an investment banker with Furman Selz LLC and its successors for over 16 years. Mr. Katz received a B.S. in engineering from Cornell University and a J.D. from Fordham Law School. Mr. Katz is a member of the bar of the State of New York. Mr. Katz brings valuable leadership and management skills as a result of his role as Chief Executive Officer of Alconox, as well as a result of his service as a member of the board of directors of a number of other companies, including other public companies. We believe that this experience, as well as the investment management experience he has gained through the ownership of controlling equity positions in connection with his activities with JCP, make him a valuable part of our Board and member of our Audit Committee and Compensation Committee.

Tracy W. Krohn, age 60, has served as Chief Executive Officer since he founded the Company in 1983, as President from 1983 until 2008, as Chairman of the Board since 2004 and as Treasurer from 1997 until 2006. He is also a member of the Nominating and Corporate Governance Committee. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company, from 1982 to 1983, Mr. Krohn was senior engineer with Taylor Energy. From 1996 to 1997, Mr. Krohn was also Chairman and Chief Executive Officer of Aviara Energy Corporation in Houston, Texas. In 2013, Mr. Krohn was appointed to serve on the board of directors of the American Petroleum Institute. He also serves on the board of directors of a privately owned company. As founder of the Company, Mr. Krohn is one of the driving forces behind the Company and its success to date. Over the course of the Company’s history, Mr. Krohn has successfully grown the Company through his exceptional leadership skills and keen business judgment.

S. James Nelson, Jr., age 72, has served on the Board since January 2006. He is currently Chair of the Audit Committee and also serves as Presiding Director. In 2004, Mr. Nelson retired after 15 years of service from Cal Dive International, Inc. (now named Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer from 1990 to 2000, Vice Chairman from 2000 to 2004 and a director from 1990 to 2004. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc. and from 1980 to 1985 was the Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co., where he became a partner in 1976. Mr. Nelson received a B.S. in Accounting from Holy Cross College and holds a M.B.A. from Harvard University. He is also a certified public accountant. Additionally, since 2004 Mr. Nelson has served on the boards of directors and audit committees of Oil States International, Inc., a diversified oilfield service company, and ION Geophysical, a seismic services provider. From 2005 until the company’s sale in 2008, he was also a member of the board of directors and compensation and audit committees of Quintana Maritime LTD, a provider of dry bulk shipping services based in Athens, Greece, and from 2010 to 2012 he served as a member of the board of directors and audit and compensation committees of Genesis Energy, LP, a midstream master limited partnership. Mr. Nelson has an extensive background in public accounting both from his time as a partner at Arthur Andersen & Co. and his time as Chief Financial Officer at various companies. Mr. Nelson’s service on audit committees of other companies enables him to remain current on audit committee best practices and current financial reporting developments within the energy industry. We believe these experiences and skills qualify him to serve as the Chair of our Audit Committee.

B. Frank Stanley, age 60, has served on the Board since 2009. Mr. Stanley serves as a member of our Audit, Compensation and Nominating and Corporate Governance Committees. He is currently Co-Chief Executive Officer and Chief Financial Officer of Retail Concepts, Inc., a privately-held retail chain of 30 stores in 13 states with over seven hundred employees. Prior to joining Retail Concepts, Inc. in 1988, he was Chief Financial Officer of Southpoint Porsche Audi WGW Ltd. from 1987 to 1988. From 1985 to 1987, he was employed by KPMG Peat Marwick, holding the position of Manager, Audit in 1987. From 1983 to 1984, he was Chief Financial Officer of Design Research, Inc., a manufacturer of housing for offshore drilling platforms. From 1980 to 1982, he was Chief Financial Officer of Tiger Oilfield Rental Co., Inc. and, from 1977 to 1979, he was an accountant with Trunkline Gas Co. Mr. Stanley holds a B.B.A. in Accounting from Texas A&M University and is a certified public accountant. Mr. Stanley has an extensive background in accounting and financial matters, which qualify him for service as a member of our Board and Audit, Compensation, and Nominating and Corporate Governance Committees.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE SIX NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board (the “Audit Committee”) appointed Ernst & Young LLP (“EY”), independent registered public accountants, to audit our consolidated financial statements as of and for the year ending December 31, 2015. We are advised that no member of EY has any direct or material indirect financial interest in our Company or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent registered public accountants. A representative of EY is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

EY has served as independent auditor for the Company since 2000. The aggregate fees and costs billed by EY and its affiliates to the Company for the years ended December 31, 2014 and 2013 are identified below.

	2014	2013
Audit fees (1)	$2,027,500	$2,045,000
Tax fees (2)	179,535	199,500
All other fees (3)	2,160	2,160

	$2,209,195	$2,246,660

(1)	Includes fees for the audit of our annual consolidated financial statements, including the effectiveness of our internal control over financial reporting, reviews of our quarterly consolidated financial statements and reviews of various documents filed with the Securities and Exchange Commission (“SEC”).
(2)	Includes fees for preparation of federal and state tax returns, tax planning advice and review of tax related issues with respect to proposed transactions.
(3)	Includes an annual fee for access to an accounting literature database.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF EY AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Audit Committee Report

The Board adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. In addition, the Board appointed the undersigned directors as members of the Audit Committee. Each year, the Audit Committee reviews its charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Audit Committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”), the Audit Committee:

•	met quarterly with the Company’s internal audit manager to review the scope of their review of internal controls and the quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

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met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

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discussed with the Company’s senior management, independent auditors and appropriate Company financial personnel the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

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reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Auditing Standard No. 16, “Communications with Audit Committees”;

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recommended, based on these reviews and discussions, as well as private discussions with the independent auditors and appropriate Company financial personnel, to the Board the inclusion of the audited financial statements of the Company and its subsidiaries in the Form 10-K; and

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determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal 2, Ratification of Appointment of Independent Accountants), are compatible with maintaining the independence of the independent auditors. The Audit Committee’s pre-approval policies and procedures are discussed below.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles, or to assure compliance with applicable laws or the Company’s policies, procedures and controls. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements and on the effectiveness of internal control over financial reporting. Audit Committee members are not employees of the Company or, in certain cases, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2014 and on the representations of the independent auditors included in their reports on the Company’s financial statements and effectiveness of internal control over financial reporting. The Audit Committee’s failure to investigate any matter, to resolve any dispute or to take any other actions or exercise any of its powers in connection with the good faith exercise of its oversight functions shall in no way be construed as a breach of its duties or responsibilities to the Company, its directors or its shareholders.

Joseph Meyer, our Director of Internal Audit, resigned effective January 3, 2015, having accepted an offer of employment with another firm. We, in cooperation with the Audit Committee, are actively looking for a replacement. In the interim, John D. Gibbons, our Chief Financial Officer, and Karen S. Acree, our Chief Accounting Officer, have assumed those responsibilities previously held by Mr. Meyer.

The Audit Committee met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors, and received the communications described above. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Audit Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chair. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by EY. The Audit Committee has determined that the provision of EY’s non-audit services is compatible with maintaining EY’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, a copy of which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee.

S. James Nelson, Jr.         Robert I. Israel         Stuart B. Katz         B. Frank Stanley

    (Chair)

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. The Board has adopted a Code of Business Conduct and Ethics that applies to all employees, officers and directors. A complete copy of the Code of Business Conduct and Ethics is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. Because Tracy W. Krohn, the Company’s Chairman and Chief Executive Officer, controls approximately 52.54% of the outstanding shares of Common Stock, the Company is a “controlled company” under NYSE Corporate Governance Rules. Accordingly, the Company is not required to maintain a (i) majority of independent directors on the Board, (ii) Nominating and Corporate Governance Committee composed entirely of independent directors or (iii) Compensation Committee composed entirely of independent directors. Notwithstanding these exemptions, all of the directors on the Board, besides Mr. Krohn, are independent. In addition, the Company requires that the Compensation Committee of the Board consist entirely of independent directors, as is more fully discussed under the heading “—Standing Committees of the Board” below.

Independence

After reviewing the qualifications of our current directors and nominees, and any relationships they may have with the Company that might affect their independence, the Board has determined that each director and nominee, other than Mr. Krohn, is “independent” as that concept is defined by the NYSE’s Listed Company Manual. In making the determinations of director independence, the Board considered the relationships described below.

Mr. Stanley serves as a trustee for the Krohn Children Trust No. 1 (the “Children Trust”), a trust which was set up by Mr. Krohn for the benefit of his children. Mr. Stanley earns $400 in annual compensation for serving as trustee of the Children Trust. The Children Trust does not currently hold any shares of W&T Common Stock. In addition, Mr. Stanley serves on the investment committee for the Tracy and Laurie Krohn Educational Trust of 2012 (the “Educational Trust”), a trust which was set up by Mr. Krohn for the benefit of his and his wife’s grandchildren and other descendants. Mr. Stanley currently receives no compensation for serving on the investment committee of the Educational Trust and the Educational Trust does not currently hold any shares of W&T Common Stock.

Board Leadership Structure

Tracy W. Krohn serves as the Company’s Chairman and Chief Executive Officer and controls approximately 52.54% of the outstanding shares of Common Stock. The Board believes its leadership structure is justified by the efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, as well as due to Mr. Krohn’s role in founding the Company and his continued significant ownership interest in the Company.

Notwithstanding the Company’s status as a “controlled company” under the NYSE’s rules and the Company’s ability to rely on certain exemptions discussed above in “—Corporate Governance Guidelines; Code of Business Conduct and Ethics,” the Company complies with a number of the more strict NYSE governance standards, including having a majority of independent directors on the Board and having a Compensation Committee comprised solely of independent directors.

Standing Committees of the Board

The Board has three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Audit Committee was established in accordance with the NYSE rules and regulations and meets the requirements of Section 3(a)(58)(A) of the Securities Exchange

Act of 1934, as amended (the “Exchange Act”). As discussed above, the Company is a “controlled company” within the meaning of the rules of the NYSE, and, accordingly, is not required to maintain an independent Compensation Committee or an independent Nominating and Corporate Governance Committee. The Company believes, however, that it is in its best interests to have the Compensation Committee consist entirely of independent directors. As such, the Company’s Compensation Committee Charter adopted by the Board requires all members to be independent.

Audit Committee

Messrs. Nelson, Israel, Katz and Stanley sit on the Company’s Audit Committee. Mr. Nelson is Chair of the Audit Committee. The Board has determined that each of Messrs. Nelson, Israel, Katz and Stanley are “independent” under the standards of both the NYSE and Section 10A of the Exchange Act and are financially literate and Mr. Nelson has been designated as the “audit committee financial expert,” as defined under Item 407 of Regulation S-K promulgated under the Exchange Act.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent registered public accountants that audit the Company’s financial statements and approving any other services provided by the independent registered public accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) overseeing the operation of such system and the integrity of the Company’s financial statements, overseeing the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) periodically reporting to the Board concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal accounting function and the management of the Company. The Audit Committee’s functions are further described under the heading “Proposal 2, Ratification of Appointment of Independent Accountants—Audit Committee Report.” A copy of the Audit Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

Ms. Boulet and Messrs. Krohn and Stanley serve as members of the Nominating and Corporate Governance Committee of the Board. Ms. Boulet is Chair of the Nominating and Corporate Governance Committee. Ms. Boulet and Mr. Stanley are the only members of the Nominating and Corporate Governance Committee considered independent as defined by the NYSE’s Listed Company Manual. The purpose of the Nominating and Corporate Governance Committee is to nominate candidates to serve on the Board and to recommend director compensation. Once the Nominating and Corporate Governance Committee has recommended director compensation, the Board subsequently approves director compensation. The factors and processes used to select potential nominees are more fully described in the section entitled “—Identifying and Evaluating Nominees for Directors.” The Nominating and Corporate Governance Committee is also responsible for monitoring a process to annually assess Board effectiveness, developing and implementing corporate governance guidelines and taking a leadership role in regulating the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee

Ms. Boulet and Messrs. Katz and Stanley serve as members of the Compensation Committee. Mr. Katz is the Chair of the Compensation Committee. All of these individuals qualify as (i) independent under NYSE listing standards, Section 10C of the Exchange Act, and the Company’s corporate governance guidelines, (ii) “non-employee directors” under Rule 16b-3 promulgated under the Exchange Act and (iii) “outside directors” under Section 162(m) of the Code.

The Compensation Committee performs an annual review of the compensation and benefits of the executive officers and senior management, establishes and reviews general policies related to employee compensation and benefits and administers the Incentive Compensation Plan and the Directors Compensation Plan. Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the Chief Executive Officer of the Company. The Compensation Committee has the power to delegate some or all of its power and authority in administering the Incentive Compensation Plan of the Company to the Chief Executive Officer, other senior members of management or committee or subcommittee, as the Committee deems appropriate; however, the Compensation Committee may not delegate its authority to an individual with regard to any matter or action under the Incentive Compensation Plan for an officer that is subject to Section 16 of the Exchange Act. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

Consulting Fees and Services and Conflicts of Interest

The Compensation Committee selects our compensation consultants and other Compensation Committee advisors taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards. After conducting an interview process, at the August 2014 meeting of the Compensation Committee, the Compensation Committee selected Meridian Compensation Partners, LLC as the Company’s executive compensation consultant for 2015. Other than services involving only broad-based non-discriminatory plans or providing survey information, neither our current nor our prior compensation consultant provided non-executive compensation consulting services to the Company in an amount in excess of $120,000 in 2014. The Compensation Committee has concluded that the work of our compensation consultants has not raised any conflict of interest. Please read “Compensation Discussion and Analysis—Role of the Compensation Committee, its Consultants and Management” for more information about the role of our compensation consultant in our executive compensation programs.

Meetings of the Board and the Committees of the Board

During 2014, the Board held five meetings, the Compensation Committee held five meetings, the Nominating and Corporate Governance Committee held one meeting and the Audit Committee held four meetings. All of the directors attended at least 75% of the meetings of the Board and at least 75% of the meetings of the committees on which they served during 2014.

The Company’s directors are encouraged to attend the Annual Meeting, but the Company does not otherwise have a policy regarding such attendance. All directors were present at the Annual Meeting held in 2014.

Legal Proceedings

Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, to our knowledge no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board. Pursuant to Section 12 of the Company’s Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Corporate Secretary of the Company. The Company’s Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination. To be considered a timely nomination, the shareholder’s notice must be delivered to the Corporate Secretary at the Company’s principal office no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting and no earlier than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria set forth below under the heading “—Identifying and Evaluating Nominees for Directors.”

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

Thomas F. Getten

Corporate Secretary

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance

Committee then recommends nominees to the Board to be presented for election as directors at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: independent business or professional experience; integrity and judgment; records of public service; ability to devote sufficient time to the affairs of the Company; diversity of background, experience and competencies that the Board desires to have represented; age; skills; occupation; and understanding of financial statements and financial reporting systems.

The Nominating and Corporate Governance Committee will also consider and weigh these factors in light of the current composition and needs of the Board.

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. The Board and shareholders adopted the 2004 Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,918 shares of Common Stock were initially reserved for issuance under the 2004 Directors Compensation Plan; as of December 31, 2014, a total of 500,564 shares remain available for issuance under that plan.

We provide each of the non-employee directors of the Company the following compensation:

(i) an annual retainer of $110,000, payable in equal quarterly installments;

(ii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s 2004 Directors Compensation Plan covering shares of Common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual board meeting) equal to $70,000;

(iii) compensation of $1,500 for each meeting of the Board or any Board committee meeting attended;

(iv) compensation of $1,000 for each Board unanimous written consent executed;

(v) compensation of $1,500 for each day that a Board member attends a seminar (up to two seminars a year) concentrating on matters relating to responsibilities of Board members;

(vi) compensation of $5,000 each year for serving on any committee of the Board (except Chair of the Audit Committee);

(vii) compensation of $5,000 each year for serving as chair of any committee of the Board (except Chair of the Audit Committee); and

(viii) compensation of $15,000 each year for serving as Chair of the Audit Committee of the Board.

The terms of the restricted stock grant are as set forth in the Company’s 2004 Directors Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant. Vesting of awards would be accelerated upon a change of control (as defined in the 2004 Director Compensation Plan). Restricted shares are subject to forfeiture until vested and cannot be sold, transferred or otherwise disposed of during the restriction period. The director generally will have the same rights of a shareholder with respect to such shares, including the right to vote and receive dividends or other distributions paid with respect to the shares. The director must remain in service on the Board during the restriction period to retain the shares. If the director leaves prior to expiration of the restricted period, then the award will be forfeited.

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in 2014:

2014 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Virginia Boulet	$142,500	$70,000	$212,500
Robert I. Israel	129,500	70,000	199,500
Stuart B. Katz (3)	147,000	70,000	217,000
S. James Nelson, Jr. (4)	139,500	70,000	209,500
B. Frank Stanley	148,500	70,000	218,500

(1)	The amounts reflect the grant date fair value of stock awarded during 2014, calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”), except that the amounts shown assume that there will be no service-based forfeitures of awards. The discussion of the assumptions used in calculating these values can be found in Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.
(2)	As of December 31, 2014, each director has the following aggregate number of outstanding shares of restricted stock accumulated for all years of service as a director: Virginia Boulet—8,642 shares; Robert I. Israel—8,642 shares; Stuart B. Katz—8,642 shares; S. James Nelson, Jr.—8,642 shares; and B. Frank Stanley—8,642 shares.
(3)	The cash fees earned by Mr. Katz were paid to Stuart Capital LLC, a wholly-owned designee of Mr. Katz.
(4)	The cash fees earned by Mr. Nelson were paid to FSD Corporation, a wholly-owned designee of Mr. Nelson.

Director Stock Ownership Guidelines. Effective as of January 1, 2011, our Board adopted amendments to the director stock retention guidelines (the “Director Policy”), which applies to each of our non-employee directors. Under the Director Policy, no such director may sell or transfer any shares of Common Stock that such director beneficially owns (e.g., by a spouse or other immediate family member residing in the same household or a trust for the benefit of the director or his or her family) until he or she beneficially owns a number of shares of Common Stock, having an aggregate value of at least $500,000. In addition, each director is encouraged to purchase at least $40,000 worth of the Company’s shares on an annual basis.

Communications with the Board

At each regular meeting of the Board, the non-employee directors meet in scheduled executive sessions without management. The non-employee directors elected S. James Nelson, Jr. as the Presiding Director of those meetings. As set forth on the Company’s website (www.wtoffshore.com), interested parties who would like to contact Mr. Nelson on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

In 2015, the non-employee directors elected Stuart B. Katz as the Presiding Director of the regular meetings of the Board following the Annual Meeting. As set forth on the Company’s website (www.wtoffshore.com), interested parties who would like to contact Mr. Katz, following the Annual Meeting, on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 12, 2015, based on the 75,899,415 shares of Common Stock outstanding on that date, of (i) the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers, (ii) each of the Company’s directors and nominees, (iii) all executive officers and directors of the Company as a group, and (iv) each person who beneficially owns more than 5% of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Common Stock
Tracy W. Krohn (2)	39,876,501	52.54%
Virginia Boulet	43,814	*
Robert I. Israel	43,148	*
Stuart B. Katz	38,430	*
S. James Nelson, Jr.	53,685	*
B. Frank Stanley	60,994	*
Jamie L. Vazquez	304,351	*
John D. Gibbons	174,910	*
Thomas P. Murphy	9,786	*
Stephen L. Schroeder	175,025	*
Thomas F. Getten	94,102	*
Karen S. Acree	47,221	*

Directors and Executive Officers as a Group (12 persons)	40,921,967	53.92%
FMR LLC (3)	7,406,600	9.76%
82 Devonshire Street
Boston, MA 02109
DePrince, Race & Zollo, Inc. (4)	4,193,656	5.53%
250 Park Ave South, Suite 250
Winter Park, FL 32789

*	Less than one percent.
(1)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right, which is presently exercisable or convertible or will be within 60 days of the measurement date.
(2)	Includes 355,000 shares pledged as security in a margin account.
(3)	This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2015, by FMR LLC, in which it reported sole voting power as to 194,900 shares and sole dispositive power as to 7,406,600 shares.
(4)	This information is based solely on a Schedule 13G filed with the SEC on February 6, 2015 by DePrince, Race & Zollo, Inc., in which it reported sole voting power as to 3,077,998 shares and sole dispositive power as to 4,193,656 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock. SEC rules require these persons to furnish us copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during 2014 and written representations that no other reports were required with respect to 2014, these persons complied with applicable Section 16(a) filing requirements.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information with respect to the equity compensation plans available to directors, officers, certain employees and certain consultants of the Company at December 31, 2014.

Plan category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,977,335	N/A	(2)	3,313,311
Equity compensation plans not approved by security holders	—	—		—

Total	1,977,335	N/A		3,313,311

(1)	Our equity compensation plans are the Amended and Restated Incentive Compensation Plan and the Director Compensation Plan. Column (a) consists of restricted stock units granted and unvested. Column (c) consists of shares available for issuance under both plans excluding amounts in Column (a).
(2)	The securities granted under the plans are restricted stock and restricted stock units, which do not have an exercise price.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides a general description of our compensation program and specific information about its various components, which are largely base salaries, short- and long-term incentive and retention programs, retirement plans and health and welfare benefits. This Compensation Discussion and Analysis also provides information about our Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers (the “Named Executive Officers”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table and other compensation tables that follow this Compensation Discussion and Analysis:

•	Tracy W. Krohn—Chairman and Chief Executive Officer

•	Jamie L. Vazquez—President

•	John D. Gibbons—Senior Vice President and Chief Financial Officer

•	Thomas P. Murphy—Senior Vice President and Chief Operations Officer

•	Stephen L. Schroeder—Senior Vice President and Chief Technical Officer

Compensation Philosophy and Objectives

The primary objectives of our compensation program for the Named Executive Officers are to attract, as needed, and retain the best possible executive talent, to stimulate the Named Executive Officers’ efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align their incentives with enhancement of shareholder value. In particular, our compensation program for Named Executive Officers is designed to reward superior job performance and individual initiative to help increase the Company’s profitability, oil and gas reserves, production rates, Adjusted EBITDA and Adjusted EBITDA Margin and to appropriately manage lease operating expenses (“LOE”), general and administrative (“G&A”) expense and finding and development (“F&D”) costs. Under its charter, the Compensation Committee sets the compensation of our Chief Executive Officer and reviews and approves the evaluation process and the compensation of our other Named Executive Officers. The Compensation Committee has approved metrics by which each Named Executive Officer’s cash incentives and stock-related incentives will be awarded through the Company’s incentive plans. In that effort, the Compensation Committee applied the following compensation strategies in connection with its deliberations:

•

To compensate the Named Executive Officers so that their aggregate compensation compares favorably with the total compensation of executives at peer group companies as well as companies with similar areas of operations and/or revenues in the oil and gas industry.

•	To provide over 50% of the Named Executive Officers’ total compensation in the form of equity-based incentive compensation based upon the Company’s performance.

•	To subject short- and long-term incentive compensation awards to defined performance-based targets when appropriate, as approved by the Compensation Committee.

Role of the Compensation Committee, its Consultants and Management

Our Board has entrusted the Compensation Committee to carry out the Board’s overall responsibility relating to the compensation of our senior executives, including our Named Executive Officers. Our Chief Executive Officer and President also play an important role in the executive compensation process by overseeing the performance and dynamics of the executive team and generally keeping the Compensation Committee informed. All final approvals regarding our Named Executive Officers’ compensation remain with the Compensation Committee. The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. It selects our compensation consultants and other advisors taking into consideration the factors identified by the SEC rules and regulations and the NYSE listing standards, as described in greater detail within the Corporate Governance section above. For the 2014 compensation program, the Company retained, at the direction of the Compensation Committee, Towers Watson, an independent consulting firm experienced in executive and overall compensation practices and policies, to assist in calibrating the form and amount of executive compensation, as applicable, by providing market surveys. The Compensation Committee has concluded that the work of Towers Watson has not raised any conflict of interest. After an interview process, in August of 2014, the Company, again through the Compensation Committee, also retained Meridian Compensation Partners, LLC (“Meridian”) to perform similar compensation functions for the 2015 compensation program. Using the independence factors established by the SEC and the NYSE, the Compensation Committee determined that neither Towers Watson nor Meridian’s work raised any conflicts of interest, and that both are also considered independent consulting firms.

The Compensation Committee typically works with our Chief Executive Officer and President to implement and promote our executive compensation strategy. Our Chief Executive Officer and President are instrumental to this process. The most significant aspects of management’s involvement in this process are:

•	preparing meeting agendas and materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	meeting with compensation consultants, legal counsel or other advisors;

•	recommending our business goals, subject to approval by the Compensation Committee;

•	providing background information regarding our business goals; and

•	recommending the compensation arrangements and components for our employees, including Named Executive Officers.

The Compensation Committee, together with the assistance and recommendation of our Chief Executive Officer and President, compensation consultants and any legal counsel or other advisors deemed appropriate by the Compensation Committee, typically reviews and discusses each particular executive compensation component presented and approves the compensation of the Named Executive Officers other than our Chief Executive Officer and President. In the case of our Chief Executive Officer and President, the Compensation Committee reviews and discusses each compensation component, together with compensation consultants and any counsel, other advisors or members of management deemed appropriate by the Compensation Committee. Following this review, the Compensation Committee, meeting without management in attendance, sets the salary and other compensation of our Chief Executive Officer and President.

Market Analysis

When making compensation decisions, the Compensation Committee considers comparative compensation information of select peer and industry companies as a reference in its review and approval of compensation for our Named Executive Officers. This review is done with respect to both the structure of our executive compensation program as well as the targeted amount of compensation.

Towers Watson was retained by the Company in August 2013, with the approval and guidance of the Compensation Committee, as an independent compensation consultant to provide competitive executive compensation analysis in connection with establishing the 2014 compensation program. In October and November 2013, Towers Watson provided us a competitive compensation analysis based on the following proprietary and confidential industry compensation surveys:

•	Towers Watson 2013 Oil & Gas Compensation Survey, consisting of data for selected companies with revenues of approximately $1 billion; and

•	Mercer 2013 US MTCS Energy Sector Surveys, consisting of data for selected companies engaged in exploration and production of oil and gas with revenues of approximately $1 billion.

The Compensation Committee determined that our peer group should be reviewed annually. Towers Watson provided us comparative compensation data analysis based on its review of most recent proxy data available of certain companies based on having revenues and areas of operations similar to those of the Company. In August 2013, the Compensation Committee reviewed the peer group used in 2013, which was revised in 2013 based on companies having market capitalizations, revenues and areas of oil and gas operations similar to the Company. Certain companies were included at that time with larger capitalizations because of their principal location in Texas and the fact that they compete with the Company for personnel. The following companies (the “Peer Group”) were determined to be our peers in 2013:

•	Apache Corporation

•	EPL Oil and Gas, Inc.

•	Cabot Oil & Gas Corporation

•	Comstock Resources, Inc.

•	Energy XXI (Bermuda) Limited

•	Forest Oil Corporation

•	Newfield Exploration Company

•	SandRidge Energy, Inc.

•	SM Energy Company

•	Stone Energy Corporation, and

•	Swift Energy Co.

In October and November 2013, Towers Watson provided us an update of its compensation analysis and overview of compensation practices based on published survey sources and most recent proxy data available (2012 compensation rates as reported in 2013 proxy filings). Towers Watson provided competitive compensation data based on its review of the 2013 proxy statements of the Peer Group. The Compensation Committee was provided data at the 25th, 50th and 75th percentiles for each executive position and for each pay component. The data was adjusted, for differences in individual responsibilities and duties and differences in revenue scope for each position relative to comparator company positions. Using this data, total compensation, consisting of cash and equity, is generally targeted within the 50th percentile and the 75th percentile for a comparable position.

Because the competitive compensation information is just one of the inputs used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. When exercising its discretion, the Compensation Committee may consider factors such as the nature of officer’s duties and responsibilities as compared to the corresponding position in the survey and Peer Group, the experience and value the officer brings to the role, the officer’s performance results, demonstrated success in meeting key financial and other business objectives and the amount of the officer’s pay relative to the pay of his or her peers within our company. In setting compensation for 2014, the Compensation Committee used 2012 and 2013 compensation data as it deemed appropriate.

Elements of Executive Compensation

Our Named Executive Officers’ compensation currently has three primary components—base salary, annual cash incentive compensation and long-term incentive compensation. Pursuant to the Incentive Compensation Plan, we may grant cash incentive awards, stock-based awards or a combination of both. In 2010, we established cash incentive awards and performance-based RSU awards. Each component of the compensation program serves a particular purpose. Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels. Annual cash incentive awards are granted to incentivize our Named Executive Officers to assist the Company in achieving its performance goals, as well as to achieve their individual performance goals. The performance-based RSU award is designed to align the interests of Named Executive Officers and shareholders with regard to long-term financial performance of the Company and to support retention, via the vesting schedule, of our Named Executive Officers. In addition, our Named Executive Officers participate in the benefit plans and programs that are generally available to all employees of the Company and receive perquisites and other personal benefits, all of which are intended to be part of a competitive overall compensation program.

Base Salary. Base salaries for our Named Executive Officers are established based on their role within the Company and the scope of their responsibilities, taking into account between the 50th and the 75th percentile of market compensation paid by the Peer Group and survey companies described above. Their base salaries are reviewed annually and adjusted from time to time to realign salaries with those market levels after taking into account individual responsibilities, performance, experience and/or cost of living.

Annual Cash Incentive Compensation Plan

We grant annual cash incentive awards pursuant to the Incentive Compensation Plan. For 2014, our executive annual incentive cash awards program (the “Cash Incentive Awards”) was designed to align executive officer pay with the Company’s financial performance, as well as performance against important short-term initiatives. The Cash Incentive Awards reward our Named Executive Officers (which in the case of Mr. Krohn, may be payable in Common Stock) based on the achievement of company and individual performance objectives (the “Performance Metrics”). Under the plan, the Compensation Committee establishes threshold, target and maximum award payout opportunities for each Named Executive Officer as a percentage of annual base salary (the “target cash incentive amount”) at certain levels of performance. If threshold performance is achieved for all Performance Metrics, including individual performance, then the Named Executive Officer would be entitled to receive 50% of his or her target cash incentive amount. If target performance is achieved for all Performance Metrics, then the Named Executive Officer is entitled to receive 100% of his or her target cash incentive amount. Maximum performance results in the Named Executive Officer being entitled to receive 200% of the Named Executive Officer’s target cash incentive amount. If the performance achieved for all Performance Metrics does not result in the achievement of at least the threshold level of performance, then the Named Executive Officer shall not be entitled to any Cash Incentive Award. In summary, the Incentive Compensation Plan provides for an annual cash payment (other than with respect to Mr. Krohn, who for 2014 received his bonus value in the form of Common Stock) equal to an established target cash incentive amount multiplied by an award percentage (the “Award Percentage”) (between 0% and 200%) as determined by a set of pre-defined goals using straight-line interpolation.

For the Named Executive Officers, the fiscal 2014 target cash incentive amounts were as follows:

Named Executive Officer	2014 Target Cash Incentive Amount as a % of Base Salary
Tracy W. Krohn	100%
Jamie L. Vazquez	90%
John D. Gibbons	90%
Thomas P. Murphy	80%
Stephen L. Schroeder	75%

The 2014 Award Percentage was contingent upon our attainment of the following Performance Metrics:

Business Criteria	Threshold Objective	Threshold Weighting	Target Objective	Target Weighting	Maximum Objective	Maximum Weighting
Production Growth (1)	Greater than 18 MMBoe	8.75%	Greater than 18.55 MMBoe	17.5%	Greater than 21.6 MMBoe	35%

Reserve Growth (2)	Increase greater than 2% over 2013 year end reserves	8.75	Increase greater than 5% over 2013 year end reserves	17.5	Increase greater than 12.5% over 2013 year end reserves	35

F&D Costs (3)	Must not exceed $24.00/Boe at year end 2014	2.5	Must not exceed $22.50/Boe at year end 2014	5	Must not exceed $15.00/Boe at year end 2014	10

LOE and G&A (4)	No more than a 7% increase	5	No more than a 5% increase	10	Less than 1% increase	20

Company Criteria
Adjusted EBITDA (5)	$475 million	10	$525 million	20	$700 million	40

Adjusted EBITDA Margin Percentage (6)	Greater than 58% at year-end 2014	7.5	Greater than 60% at year-end 2014	15	Greater than 65% at year-end 2014	30

Individual Criteria
Individual Performance (7)	Met Expectations	7.5	Exceeded Expectations	15	Far Exceeded Expectations	30

Total		50%		100%		200%

(1)	“Production Growth” calculations are based upon increases in production on a MMBoe basis between the Company’s 2013 fiscal year and the 2014 fiscal year, but taking into account the effect of property sales, if applicable, as determined by the Compensation Committee. “MMBoe” is defined as one million barrels of oil equivalent.
(2)	The threshold, target and maximum levels for the “Reserve Growth” calculation are based upon ending reserves on a MMBoe basis for the 2014 fiscal year in excess of 2013 fiscal year end reserves, excluding the effect of property sales, if applicable, as determined by the Compensation Committee.
(3)	The Company’s “F&D Costs” are defined as total capital dollars spent in the 2014 fiscal year plus certain changes to asset retirement obligations, divided by proved reserves added during the 2014 fiscal year on a per Boe basis.
(4)	The threshold, target and maximum levels for the LOE and G&A calculation are based upon a per MMBoe comparison and limit increases of such costs between the 2013 fiscal year and the 2014 fiscal year (excluding hurricane expenses, insurance credits for such expenses and/or other extraordinary event).
(5)	EBITDA is defined as earnings before interest, taxes, depreciation, and accretion for 2014 fiscal year, but taking into account the effect of property sales, if applicable, as determined by the Compensation Committee and Adjusted EBITDA excludes from EBITDA, if applicable, the unrealized gain or loss related to our derivative contracts, contract option fee, gain or loss on extinguishment of debt, gains or losses in connection with litigation settlements, gains or losses on the sale of assets and other items that are, in the sole discretion of the Compensation Committee, appropriate adjustments to reflect normalized results.
(6)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenues for the period.
(7)	The individual performance criteria considered for each Named Executive Officer are described in greater detail below.

Attaining or exceeding the Performance Metrics is not assured and requires significant effort by our Named Executive Officers. Where the actual performance achieved is between threshold, target and maximum objectives, the Company interpolates (using straight-line interpolation) the Award Percentage for any given Performance Metric.

Long-Term Restricted Stock Unit Awards

We granted performance-based RSU awards to each of the Named Executive Officers during 2014. These awards are eligible for vesting if certain identified targets are obtained. Once eligible for performance vesting, they will vest on December 15th of the second calendar year following the date of grant, i.e., approximately three years from the date of grant. When determining the size of the awards, we consider the proportion of equity-based incentives to salary and cash incentives as compared to proportions granted by the Peer Group and survey companies. For 2014, we determined that the size of each Named Executive Officer’s target RSU grant would be based upon a specific percentage of the officer’s 2014 base salary, taking into consideration the fact that the normal vesting schedule for each award will span a period of approximately three years. The number of RSUs that were initially granted to each Named Executive Officer was determined by multiplying the target percentage below by each Named Executive Officer’s base salary, divided by a number that equaled the arithmetic average of the closing price per share of our common stock for the period January 6, 2014 through January 16, 2014, which was $14.66. For example, Mr. Krohn was awarded 272,851 RSUs (number of RSUs equals 400% times $1,000,000 divided by $14.66).

Named Executive Officer	2014 RSU Grant as a % of Base Salary
Tracy W. Krohn	400%
Jamie L. Vazquez	350%
John D. Gibbons	300%
Thomas P. Murphy	250%
Stephen L. Schroeder	225%

The performance-based RSUs awarded in 2014 were contingent upon meeting various performance measures for the 2014 calendar year. Forty percent of each of the 2014 RSU grants (the “Adjusted EBITDA Portion”) was subject to the following targets for the 2014 calendar year:

Adjusted EBITDA Performance Level ($ in thousands)	% of Adjusted EBITDA Portion Available for Vesting
Level 1: Adjusted EBITDA $525,000 or greater (“Target”)	100%
Level 2: Adjusted EBITDA $475,000 or greater	75%
Level 3: Adjusted EBITDA $425,000 or greater	50%
Level 4: Adjusted EBITDA $375,000 or greater	25%
Level 5: Adjusted EBITDA less than $300,000	0%

Sixty percent of each of the 2014 RSU grants (the “Adjusted EBITDA Margin Portion”) is subject to the following targets for the 2014 calendar year:

Adjusted EBITDA Margin Performance Level	% of Adjusted EBITDA Margin Portion Available for Vesting
Level 1: Adjusted EBITDA Margin > or equal to 60% (“Target”)	100%
Level 2: Adjusted EBITDA Margin > 58%	75%
Level 3: Adjusted EBITDA Margin > 57%	50%
Level 4: Adjusted EBITDA Margin > 56%	25%
Level 5: Adjusted EBITDA Margin < 55%	0%

If at least a threshold performance level is satisfied as described above with respect to the 2014 year, the RSUs remain subject to a time-based vesting requirement that will not be fully satisfied until December 15, 2016.

Other Compensation and Benefits. All of our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining executive officers and other employees.

Perquisites and Other Personal Benefits. We provide our Named Executive Officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions. Under an arrangement between the Company and the Chief Executive Officer, which was originally entered into in 2004 and subsequently amended in 2010, Mr. Krohn is entitled to the use of Company-owned (in which the Company has a fractional interest) or chartered aircraft for personal travel. This benefit is reported as “other compensation” in the Summary Compensation Table that follows. For security reasons and to facilitate efficient business travel, Mr. Krohn may use Company-provided aircraft for both business and personal travel. The Company reflects the amounts attributable to Mr. Krohn’s personal aircraft usage in the Summary Compensation Table as required by the proxy rules. In addition, aircraft personally owned by Mr. Krohn may be chartered by the Company and used by Mr. Krohn for any purpose. In 2014, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 176.8 flight hours. The costs to the Company to charter Mr. Krohn’s aircraft may not exceed the cost to charter aircraft owned by a third party, which meets the needs for such trip, taking into account required seating capacity, operational requirements and flight duration. In addition, from time to time, other executive officers may be required for business purposes, or allowed for personal purposes (subject to the consent of Mr. Krohn), to use Company-owned or charter aircraft. To the extent such use is reportable, any incremental cost to the Company would be disclosed as “other compensation” in the Summary Compensation Table. Aggregate incremental cost, if any, of travel by the officer’s family or other guests when accompanying the officer on both business and non-business occasions is also included in the Summary Compensation Table when applicable.

Setting Executive Compensation in 2014

Base Salary. The base salary of each Named Executive Officer is reviewed annually by the Compensation Committee. Please see “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards.” Increases to the Chief Executive Officer’s salary are established by the Compensation Committee (and ratified by the Board), and for our other Named Executive Officers, our Chief Executive Officer and President recommend salary increases, which are reviewed and approved by the Compensation Committee.

For 2014, the primary factor in determining the amount of base salaries was the Compensation Committee’s subjective assessment of individual performance of each of our Named Executive Officers. The Compensation Committee also reviewed the comparative compensation data discussed above to assess the reasonableness of the base salary amounts in light of the officer’s duties and responsibilities as compared to similarly situated officers. As a result of this review, the base salaries of Messrs. Gibbons, Murphy and Schroeder were increased effective April 1, 2014 to $440,000, $410,000 and $374,000, respectively.

The following table reflects base salary amounts for the Named Executive Officers for 2014 and 2013:

Name	2014 Base Salary*	2013 Base Salary
Tracy W. Krohn	$1,000,000	$1,000,000
Jamie L. Vazquez	600,000	600,000
John D. Gibbons	440,000	425,000
Thomas P. Murphy	410,000	360,000
Stephen L. Schroeder	374,000	340,000

(*)	Amounts shown here reflect base salaries as of December 31, 2014. Prior to April 1, 2014, Messrs. Gibbons, Murphy and Schroeder received base salary payments in the same amount as their 2013 base salary levels.

Annual Cash Incentive Compensation. The Compensation Committee annually reviews the recommendation of executive management regarding the performance-based goals for the Company. As discussed above, the Compensation Committee established the targets for 2014 with reference to forecasts and other financial and operational data. The Compensation Committee set award targets based on production growth, reserve growth, F&D containment, LOE containment, G&A cost containment and Company and individual performance metrics, each metric of which was selected due to the Compensation Committee’s belief that the metrics were an important measure of Company performance and, in turn, potential shareholder value. The following chart presents information about the actual performance relative to the Performance Metrics established by the Compensation Committee and the calculation of the Award Percentage:

Business Criteria	Actual 2014 Company / Individual Performance	Actual % of Target Cash Incentive Earned
Production Growth	17.64 MMBoe	0.0	%*
Reserve Growth	120 MMBoe	8.8	%(*)
F&D Costs	$35.79/ Boe	0.0	%(*)
LOE and G&A	$20.00/ Boe	17.9	%(*)

Company Criteria
Adjusted EBITDA	$564 million	24.5	%(*)
Adjusted EBITDA Margin	59.4%	12.8%

Individual Criteria
Individual Performance	Target-Exceeded expectations	11.3	%(*)

Total		75.3%

(*)	Measurement rounded to the nearest 1/10th decimal.

The Company did not meet the threshold objective for Production Growth or F&D Costs for fiscal year 2014. The Company exceeded the target objective for LOE and G&A cost containment and Adjusted EBITDA, exceeded the threshold objective for Adjusted EBITDA Margin, and met the threshold objective for Reserve Growth. Each Named Executive Officer exceeded the threshold objective for Individual Performance (described below).

The Compensation Committee considered the Named Executive Officers’ leadership, as a group, in achieving the common goals set out for them at the beginning of the year. Specifically, reserve growth was strong with the reserve replacement rate at 113% of production. The Company was able to keep costs in line despite the external upward pressure on the cost of goods and services throughout much of the year, before the fall in crude oil prices in the second half of the year. The Company’s primary objective is to generate cash and solid margins and that was well demonstrated by the Adjusted EBITDA and Adjusted EBITDA margins that were obtained, which can only be achieved by a team effort and focus. The Named Executive Officers worked well as a group in achieving the Company’s goals and objectives. Mr. Krohn and Ms. Vazquez continued to show strong leadership and the team worked well in a safe, environmentally friendly and collaborative manner. After taking each of these factors into consideration, the Compensation Committee determined that as a group, each of the executive officers should be deemed to have met their individual performance goals in between the threshold and target levels, as quantified above.

Accordingly, the following chart presents information about the awards earned by each of our Named Executive Officers:

Named Executive Officer	2014 Incentive Cash Award as a % of Base Salary	Amount Earned
Tracy W. Krohn	75%	$753,000	(*)
Jamie L. Vazquez	68%	406,620
John D. Gibbons	68%	296,311
Thomas P. Murphy	60%	241,423
Stephen L. Schroeder	57%	207,672

(*)	For the 2014 year, Mr. Krohn’s award was paid in the form of shares, valued at $14.66 per share, of our Common Stock rather than in a cash payment. The value per share used for Mr. Krohn’s award is the price set at the grant. Mr. Krohn and the Company agreed to this fixed price, knowing the risk that the stock price could increase or decrease, making his award potentially more or less valuable than the cash payment.

For more information on total compensation paid to our Named Executive Officers, see “Executive Compensation and Related Information—2014 Summary Compensation Table.”

Long-term Performance Restricted Stock Unit Award

As discussed above in “Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards,” the Adjusted EBITDA portion of the 2014 RSU awards that is eligible for vesting depends on the level of Adjusted EBITDA achieved in 2014. In 2014, the Company achieved $564 million of Adjusted EBITDA, resulting in 100% of the Adjusted EBITDA portion of the 2014 RSU award becoming eligible to vest. With respect to the Adjusted EBITDA Margin Goal, the Company achieved an Adjusted EBITDA Margin of 59.4%, resulting in 92.1% of the Adjusted EBITDA Margin Goal portion of the 2014 RSU award becoming eligible to vest.

With respect to the 2013 RSUs subject to 2014 performance, the awards were partially subject to a Total Shareholder Return (“TSR”) component. The TSR component measured the Company’s TSR against the TSR of a set peer group over each of the three years that the award is subject to vesting, as discussed in greater detail in our proxy statement for the 2013 fiscal year. The TSR portion of the goal (representing 10% of 2013 RSUs) had a TSR rank of 11 against a peer group which yielded 60% of 10%, resulting in 6% of 2013 RSU Awards eligible for vesting on December 15, 2015 and 4% of 2013 RSUs not eligible for vesting. The remaining 10% of the 2013 RSU awards are subject to the TSR performance goal for 2015.

Compensation Policies

Tax and Accounting Treatment. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1.0 million paid for any fiscal year to the Company’s chief executive officer and the three highest paid executive officers other than the chief financial officer. However, the statute exempts qualifying performance-based compensation from the deduction limit when specified requirements are met. Awards to the Named Executive Officers under the Company’s incentive programs have been structured to qualify for this exemption when the Compensation Committee has determined that the structure was appropriate for the individual situation. However, the Compensation Committee retains the discretion to award compensation that exceeds Section 162(m)’s deductibility limit and may look at each situation and each award when determining how to structure any element of compensation granted to our covered officers.

The Company accounts for stock-based payments in accordance with the requirements of ASC Topic 718, by which compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because the Company may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by the Company may not always occur at the time the award is otherwise taxable to the employee.

Basis for Allocation among Incentives. Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Incentive awards under the Incentive Compensation Plan may be granted in any one or a combination of (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted stock, (e) performance shares, (f) restricted stock units, (g) bonus stock, (h) dividend equivalents, or (i) cash awards.

Adjustment or Recovery of Awards upon Restatement of Company Performance.

We adopted a Clawback Policy in 2014 that will be applicable to all awards, cash or equity-based, that are granted under our Incentive Compensation Plan. The Clawback Policy generally states that in the event of any required restatement of the Company’s financial statements due to material noncompliance with financial reporting requirements, or an error or mistake in the calculation of a performance metric or goal that is the basis of payment of incentive compensation, the Compensation Committee and the Board each have the authority to cause an executive officer to repay all or applicable portions of the incentive award in question. The Compensation Committee shall have full discretion to determine the form, the amount and the timing of the recoupment, subject to any applicable laws that may govern the transaction.

In connection with the adoption of the Clawback Policy, the Compensation Committee also approved the inclusion of a provision in all awards granted under our Incentive Compensation Plan that the award would be subject to any clawback policies that we may adopt, whether in response to the Dodd-Frank Act or otherwise. Also, under the terms of the Incentive Compensation Plan, the Compensation Committee has the authority to adjust financial targets when unforeseen events affect the Company’s results of operations.

Stock Ownership Guidelines. On February 24, 2010, our Board approved the adoption of the W&T Offshore, Inc. Stock Ownership and Retention Policy (the “Policy”). The Compensation Committee administers the Policy for employees subject to Section 16 of the Exchange Act, while our Chief Executive Officer and President administer the Policy for all other eligible employees. The Policy is applicable to all employees who are eligible to, and whom actually do, receive equity-based awards pursuant to the Incentive Compensation Plan. The Policy requires our eligible employees to hold a number of shares of our Common Stock having a value in excess of set multiples of the amount of his or her annual base salary. Until such time as an employee owns the requisite shares of Common Stock, the employee is required to retain all shares of Common Stock that the employee owns or is granted. In addition, any cash amounts (net of taxes) received as payments for equity based cash awards, such as restricted stock units paid out in cash, must be used to purchase shares of Common Stock on the open market. Following the achievement of the amount and subject to any applicable securities laws, the individual may conduct any appropriate transactions with our Common Stock so long as he or she does not fall below the required amount as a result.

Common Stock that counts toward the satisfaction of the stock ownership level shall include: (a) shares of Common Stock owned outright by the employee and his or her immediate family members who also share the same household; (b) shares of Common Stock acquired upon an option exercise or upon the lapse of restrictions on other awards; (c) Common Stock purchased in the open market; and (d) deemed or actual stock investments due to an employee’s participation in the our 401(k) plan.

A hardship exemption may be granted to an employee prior to the time he or she has satisfied the initial ownership requirement. Prior to such time, the Plan Administrator holds the authority to relieve an employee from the Policy upon a determination that the employee has incurred a unique financial or personal situation where the Policy becomes inequitable in light of the employee’s circumstances. The penalty for noncompliance with the Policy may result in the suspension of any future grants or awards to the employee, or the employee’s base salary and compensation may be frozen at current levels until such time as the employee meets the terms of the Policy.

Employment Agreements, Severance Benefits and Change of Control Provisions

We maintain employment agreements with the Named Executive Officers to ensure they will perform their roles for an extended period of time. Certain provisions contained in these agreements, such as non-competition and non-solicitation provisions as well as change of control payments, are essential to retaining our talented management team and protecting our shareholders. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements. These employment agreements, including the potential severance and change of control provisions, are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation and Related Information—Potential Payments Upon Termination or a Change in Control.” These agreements provide for severance compensation to be paid if the officer’s employment is terminated under certain conditions, such as following a corporate change, involuntary termination, termination by the Named Executive Officer for “good reason,” termination by us for “cause,” death or disability, each as defined in the applicable executive’s employment agreement.

The employment agreements between us and our Named Executive Officers and the related severance provisions are designed to meet the following objectives:

Change of Control. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. As a result, we provide severance compensation to the Named Executive Officers if the officer’s employment is terminated following a change of control transaction. Our intent is to promote the ability of the officer to act in the best interests of our shareholders even though his or her employment could be terminated as a result of the transaction.

Termination without Cause or for Good Reason. If we terminate the employment of a Named Executive Officer “without cause” or a Named Executive Officer terminates his or her employment for “good reason,” as each such term is defined in the applicable employment agreement, we are obligated to pay the officer certain compensation and other benefits as described in greater detail in “Potential Payments Upon Termination or a Change in Control” below. We believe these payments are appropriate because the terminated officer is bound by confidentiality, non-solicitation and non-competition provisions ranging from six months to one year after termination. Both parties have mutually agreed to a severance package that would be in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in the best interests of our Company and its shareholders.

2011 and 2014 Shareholder Vote

As recommended by our Board, shareholders expressed their preference for a three year advisory vote on executive compensation in 2011, and the Company has implemented that recommendation. In 2014, the Company held its second shareholder advisory vote on the compensation paid to our Named Executive Officers in 2013, which resulted in an excess of 75% of votes cast approving such compensation. The next shareholder advisory vote on the frequency of shareholder advisory votes on compensation will be held at the 2017 Annual Meeting of Shareholders. The Compensation Committee considered many factors in evaluating the Company’s executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives and review of data of our Peer Group, each of which is evaluated in the context of the Compensation Committee’s duty to act as the directors determine to be in all shareholders’ best interests. While each of these factors bore on the Compensation Committee’s decisions regarding the Named Executive Officer’s compensation, the Compensation Committee did not make any material changes to our executive compensation program and policies as a result of the 2014 “say on pay” advisory vote. Given the level of shareholder support in 2014 for the Company’s executive compensation programs, the Compensation Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers in 2015.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee.

Stuart B. Katz	Virginia Boulet	B. Frank Stanley
(Chair)

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to Mr. Krohn, our Chairman and Chief Executive Officer, Mr. Gibbons, our Chief Financial Officer, and the Company’s three other most highly compensated executive officers for the year ended December 31, 2014, and where applicable, the 2013 and 2012 fiscal years.

Name	Year	Salary	Bonus (2)	Stock Awards (3)(4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Tracy W. Krohn	2014	$1,000,000	—	$4,371,818	$753,000	$1,019,592	$7,144,410
Chairman and Chief	2013	1,000,000	—	3,389,677	869,000	858,992	6,117,669
Executive Officer	2012	1,000,000	—	3,547,697	402,000	1,017,133	5,966,830

Jamie L. Vazquez	2014	600,000	—	2,295,209	406,620	69,059	3,370,888
President	2013	582,600	—	1,779,593	455,651	30,550	2,848,394
	2012	530,400	—	1,646,480	191,899	33,264	2,402,043

John D. Gibbons	2014	437,231	—	1,442,702	296,311	27,610	2,203,854
Senior Vice President,	2013	418,850	—	1,153,861	327,582	40,192	1,940,485
Chief Financial Officer	2012	400,400	—	1,065,364	144,865	19,615	1,630,244
and Chief Accounting
Officer

Thomas P. Murphy	2014	400,769	—	1,120,277	241,423	15,600	1,778,070
Senior Vice President	2013	357,500	$50,000	887,467	248,534	14,181	1,557,682
and Chief Operations Officer (1)	2012	188,462	—	537,271	112,560	—	838,293

Stephen L. Schroeder	2014	367,723	—	919,720	207,672	15,600	1,510,715
Senior Vice President	2013	340,000	—	721,647	221,595	10,074	1,293,316
and Chief Technical	2012	340,000	—	633,261	102,510	15,371	1,091,142
Officer (1)

(1)	Mr. Murphy was named Senior Vice President and Chief Operations Officer in June 2012. Mr. Schroeder was named Senior Vice President and Chief Technical Officer in June 2012. Prior to that time, Mr. Schroeder served as Senior Vice President and Chief Operating Officer.
(2)	The amounts under the “Bonus” column reflect the one-time discretionary cash grant provided to Mr. Murphy in May of 2013.
(3)	The amounts under the “Stock Awards” column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718, without regard to any risk of forfeitures. The discussion of the assumptions used in calculating these values can be found in Notes 10 and 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.
(4)	The 2014 RSU awards subject to performance conditions are reported at their grant date value based upon the probable outcome. Had the highest level of performance been achieved, the reported amounts would be (i) for Mr. Krohn, $4,589,354, (ii) for Ms. Vazquez, $2,409,415, (iii) for Mr. Gibbons, $1,514,490, (iv) for Mr. Murphy, $1,176,021 and (v) for Mr. Schroeder, $965,485.
(5)	The amounts under “Non-Equity Incentive Plan Compensation” reflect the Cash Incentive Awards, which are accrued in the applicable fiscal year and generally paid in March of the following fiscal year. For the 2014 year Mr. Krohn’s cash award was paid to him in the form of shares of our Common Stock valued at $14.66 per share. The value per share used for Mr. Krohn’s award is the price set at the grant. Mr. Krohn and the Company agreed to this fixed price, knowing the risk that the stock price could increase or decrease, making his award potentially more or less valuable than the cash payment.

(6)	The amount excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000. The amounts under “All Other Compensation” for 2014 include (i) for Mr. Krohn, $913,407 for incremental costs associated with his use of an airplane in which the Company owns a fractional interest and to reimburse him for the charter of his aircraft for his personal use, the costs of which represents no more than the current market rates for equivalent use of chartered aircraft, and $90,585 for gross-up for taxes on imputed income associated with such aircraft usage, (ii) for Ms. Vazquez, $34,403 for incremental costs associated with her personal use of an airplane in which the Company owns a fractional interest and $19,056 for gross-up for taxes on imputed income associated with such aircraft usage, and (iii) for Mr. Gibbons, $12,010 for gross-up for taxes on imputed income associated with country club dues and with his personal use of an airplane in which the Company owns a fractional interest.

2014 Grants of Plan-Based Awards

The following table sets forth information with respect to the possible awards that could have been payable for 2014 under the Incentive Compensation Plan to the Named Executive Officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Grant			Estimated Future Payouts Under Equity Incentive Plan Awards (1)		Grant Date Fair Value of Stock Awards (2)
		Threshold	Target	Maximum	Threshold	Target
Tracy W. Krohn	N/A	$500,000	$1,000,000	$2,000,000
	03/27/2014				62,213	272,851	$4,371,818
Jamie L. Vazquez	N/A	270,000	540,000	1,080,000
	03/27/2014				35,812	143,247	2,295,209
John D. Gibbons	N/A	198,000	396,000	792,000
	03/27/2014				22,510	90,041	1,442,702
Thomas P. Murphy	N/A	190,000	328,000	656,000
	03/27/2014				17,480	69,918	1,120,277
Stephen L. Schroeder	N/A	140,250	280,500	561,000
	03/27/2014				14,350	57,401	919,720

(1)	Performance based restricted stock units vest subject to first achieving certain Adjusted EBITDA and Adjusted EBITDA Margin targets, which were partially satisfied in December 2014 and are discussed in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards.” These units remain subject to time-vesting requirements.
(2)	Reported at grant date value based upon probable outcome, which was also the target amount for awards as of the date of grant. For the 2014 awards, the “target” and “maximum” amounts are the same, so there is no “maximum” column shown here.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We maintain employment agreements with each of the Named Executive Officers. On November 1, 2010, we entered into an employment agreement with Tracy W. Krohn, who serves as our Chairman and Chief Executive Officer. This November 1 agreement supersedes our previous employment agreement with Mr. Krohn. The term of the employment agreement is three years, subject to automatic extensions for an additional one-year period beginning on the first anniversary from the November 1, 2010 effective date of the agreement and on each anniversary date thereafter. The agreement provides for an initial base salary of $1,000,000 and also entitles Mr. Krohn to participate in the Company’s annual incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. His employment agreement provides that he is entitled to use of Company-owned (in which the Company has a fractional interest) or chartered aircraft for personal travel. For security reasons and to facilitate efficient business travel, the Company and Mr. Krohn entered into an arrangement in 2004 that was subsequently amended in 2010. Under the amended arrangement, Mr. Krohn may use Company-provided aircraft for both business and personal travel. In addition, aircraft personally owned by

Mr. Krohn may be chartered by the Company, with Mr. Krohn receiving a gross-up for any taxes on imputed income associated with such aircraft usage, and used by Mr. Krohn for any purpose. In 2014, Mr. Krohn’s aircraft was used by the Company or Mr. Krohn for 176.8 flight hours. In any event, the costs to the Company to charter Mr. Krohn’s aircraft may not exceed the cost to charter aircraft owned by a third party, which meets the needs for such trip (taking into account required seating capacity, operational requirements and flight duration). The potential severance and change of control provisions within Mr. Krohn’s employment agreement are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.” Other executive officers may be required for business purposes, or allowed for personal purposes, to use Company-owned or charter aircraft. While no executive officers other than Mr. Krohn have a formal agreement with the Company regarding aircraft usage, and no executive officer other than Mr. Krohn has historically made substantial use of Company-owned aircraft for personal travel, the Company has the discretion to allow such use by other executive officers in limited and individual circumstances. To the extent any Named Executive Officer uses Company-owned aircraft for personal travel, such use would be reflected in the Summary Compensation Table under “All Other Compensation.”

The employment agreements for the Named Executive Officers other than Mr. Krohn also have terms of three years, subject to automatic extension for an additional one-year period beginning on the first anniversary from the effective date of the agreements and on each anniversary date thereafter. The agreements also entitle the Named Executive Officers to participate in the Company’s annual incentive plans and long-term incentive plans as approved from time to time by the Compensation Committee. The potential severance and change of control provisions within the employment agreements are discussed in detail below under the heading “—Potential Payments Upon Termination or a Change in Control.”

Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards” for a discussion of the terms of the restricted stock unit awards. Please see the section titled “Potential Payments Upon Termination or a Change in Control” below for a detailed description of certain terminations of employment or change in control events could impact the normal vesting schedules for the equity awards.

Percentage of Base Salary and Cash Discretionary Bonus in Comparison to Total Compensation

Name	Percentage of Salary and Cash Discretionary Bonus to Total Compensation
Tracy W. Krohn	14%
Jamie L. Vazquez	18%
John D. Gibbons	20%
Thomas P. Murphy	22%
Stephen L. Schroeder	24%

Outstanding Equity Awards at December 31, 2014

The following table sets forth information regarding restricted stock units that have not vested for each of the Named Executive Officers outstanding as of December 31, 2014. The Company did not grant option awards in 2014 and there are no stock options outstanding as of December 31, 2014.

Name	Grant	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)(4)
Tracy W. Krohn	2014	259,918	$1,907,797	—	$—
	2013	171,639	1,259,830	22,687	166,523

Jamie L. Vazquez	2014	136,457	1,001,595	—	—
	2013	90,111	661,415	11,910	87,419

John D. Gibbons	2014	85,773	629,574	—	—
	2013	59,710	438,273	7,231	53,076

Thomas P. Murphy	2014	66,604	488,873	—	—
	2013	47,119	345,857	5,104	37,463

Stephen L. Schroeder	2014	54,680	401,353	—	—
	2013	37,825	277,638	4,340	31,856

(1)	This column includes both time-based restricted stock units granted in 2013 to Messrs. Gibbons, Murphy and Schroeder (5,000; 8,500 and 5,000 restricted stock units respectively), and performance-based restricted stock units that were granted in 2013 and 2014. The 2013 time-based RSUs will vest on June 11, 2015. The 2013 performance based restricted stock units were subject to earnings per share performance based vesting requirements and total shareholder return ranking vesting requirements in 2013 and 2014, and the 2014 RSUs were subject to Adjusted EBITDA and Adjusted EBITDA Margin based vesting requirements in 2014. Adjustments related to performance levels achieved in the 2013 and 2014 years have been applied to the grants presented and adjusted as appropriate from the target level of awards originally granted. These awards related to performance levels achieved in the 2013 and 2014 years are now subject solely to the time-based vesting conditions that will vest in full on December 15, 2015 (for the 2013 awards) and December 15, 2016 (for the 2014 awards). Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards.”
(2)	The market value of the shares of restricted stock units that have not vested was calculated using the closing price of the Company’s Common Stock on December 31, 2014 of $7.34 per share.
(3)	This column reflects performance based restricted stock units that were granted in 2013 that are still subject to performance requirements. The 2013 grants of restricted stock units for which the total shareholder return ranking performance periods have not closed (2015 year) will continue to be subject to performance and/or time-based restrictions until December 15, 2015. Please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-term Performance Restricted Stock Unit Awards.”
(4)	The market value of the restricted stock units that have not vested was calculated using the closing price of the Company’s Common Stock on December 31, 2014 of $7.34 per share, and based on the assumption that target performance thresholds will be met.

Stock Vested Table for 2014

The following table sets forth information regarding the vesting of restricted stock units for each of the Named Executive Officers during 2014. No option awards were exercised in 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Tracy W. Krohn	68,416	$375,604
Jamie L. Vazquez	31,752	174,318
John D. Gibbons	20,545	112,792
Thomas P. Murphy	13,470	73,950
Stephen L. Schroeder	12,212	67,044

(1)	The value realized on vesting was calculated using the closing price of the Company’s Common Stock on December 15, 2014 of $5.49 per share.

Potential Payments Upon Termination or a Change in Control

Each of the Company’s Named Executive Officers has an employment agreement with the Company.

Employment Agreement with Tracy W. Krohn

Mr. Krohn’s employment agreement provides for a potential severance payment in certain situations. In the event of his death or “disability” (generally defined as an accident, sickness or other circumstance which renders him mentally or physically incapable of performing his services for the Company), his compensation and benefits will terminate on the date of termination. If, during the term of his agreement, the Company terminates the employment of Mr. Krohn for any reason other than in connection with his death, disability, or for “cause” (generally defined to include Mr. Krohn’s fraud, embezzlement or misappropriation against the Company or our affiliates, any willful failure, neglect, or refusal to perform his duties under the agreement that results in an injury to the Company or an affiliate, or Mr. Krohn’s plea of guilty to, or his conviction of, a felony), or Mr. Krohn terminates his employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material adverse change in Mr. Krohn’s title, position or responsibilities), whether or not in connection with a change of control, Mr. Krohn will be entitled to receive his base salary until the actual termination date of his agreement and a severance payment in the amount of 3.0 times his annual base salary that is then in effect (the “CEO Severance Payment”); the CEO Severance Payment will be paid 60 days following his termination from employment (or six months following his termination of employment if he is considered a “specified employee” under Section 409A of the Code at that time). If he elects to continue coverage for himself and his dependents under the Company’s group health plans following his termination of employment pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or “COBRA,” the Company shall reimburse Mr. Krohn for the cost difference between the amount necessary to continue such coverage and the amount Mr. Krohn was required to pay for such coverage as an employee, for a period of 12 months. If Mr. Krohn elects to continue his health coverage following the initial 12 month period, then at any time during the following 18 months his COBRA coverage terminates, the Company will provide him and his dependents with health benefits substantially similar to those provided under the Company’s group health plans for active employees and at a cost that is no greater to Mr. Krohn than the cost of his original 12 month COBRA costs (collectively, the “Continued Medical Benefit”). Any outstanding restricted stock or restricted stock unit awards held at the time of a termination of Mr. Krohn’s employment by the Company without cause, or by Mr. Krohn for good reason, will receive 100% accelerated vesting, and any annual incentive award that Mr. Krohn would have been entitled to receive for the year in which his termination occurred would be paid to him on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, and Mr. Krohn is not also terminated in connection with such a change in control that would also trigger a payment of the CEO Severance Payment, then Mr. Krohn will receive the CEO Severance Payment described above as if he had been terminated as of the date of the change in control. The employment agreement provides for certain cut-backs for amounts paid to Mr. Krohn in the event that such a payment would be considered a “parachute payment” pursuant to Section 280G of the Code. If an amount to be paid to Mr. Krohn is considered a parachute payment, then such payments will either be reduced to an amount that is $1.00 less than three times Mr. Krohn’s then annual base salary, or paid in full, whichever produces the better net after-tax position to Mr. Krohn.

In addition, all outstanding restricted stock or restricted stock unit awards held by Mr. Krohn as of the date of a change in control will receive 100% accelerated vesting, whether such awards were subject to a performance period and whether such a performance period had passed as of the date of the change in control. In the event that Mr. Krohn is terminated without cause or for good reason, any outstanding restricted stock or restricted stock units would also vest, provided that the termination of employment occurred following the satisfaction of any applicable performance period associated with that award. The definition of “change of control” in Mr. Krohn’s employment agreement generally will occur upon one or more of the following events: (1) a merger or consolidation that results in the Company’s voting securities representing less than 50% of the combined voting power of the voting securities of the Company or the surviving corporation immediately after the transaction; (2) the individuals who constitute the Company’s board of directors cease to constitute at least a majority of the Company’s board of directors; (3) the acquisition, by a person or a group, of beneficial ownership of any capital stock of the Company if, after such acquisition, the person or group beneficially owns 51% or more of either (A) the then-outstanding shares of the Company’s Common Stock or (B) the combined voting power of the then-outstanding voting securities of the Company (provided that for purposes of this subsection (3), the following acquisitions will not give rise to a change of control: (i) acquisitions directly from or by the Company, (ii) acquisitions by a Company employee benefit plan, (iii) acquisitions by any corporation pursuant to a transaction that results in the Company’s security holders remaining in control of 50% or more of the Company’s securities immediately following the transaction, (iv) an acquisition that constitutes an employee buyout, or (v) acquisitions by Mr. Krohn or his immediately family); (4) a sale of all or substantially all of the Company’s assets, or (5) the approval by the Company’s shareholders of a complete liquidation or dissolution.

In addition to acknowledging the continued binding effect of the Non-Competition/Non-Solicitation provisions in Section 6 of the 2004 employment agreement, Mr. Krohn has agreed in his 2010 employment agreement (i) not to disclose our confidential information and (ii) during the 12 months following his termination from employment with the Company, that he will not (A) provide to a third party competitor the same services that he currently provides to the Company in any market area in which the Company has conducted oil and gas exploration and production activities during the last two years of the term of the employment agreement, or (B) not to solicit or hire Company employees.

Employment Agreements with the Remaining Named Executive Officers

The Company has entered into employment agreements with the remaining Named Executive Officers. The agreements provide severance benefits to the employees in certain situations. In the event of a death or “disability” (defined the same as in Mr. Krohn’s employment agreement), an executive’s compensation and benefits will terminate on the date of termination. If, during the term of the agreement, the Company terminates the employment of the executive for any reason other than in connection with his or her death, disability, or for “cause” (generally defined to include a failure to perform any material duties in accordance with the professional standards for such executive’s position in the Company, a refusal to perform material duties under the agreement or the duties associated with that executive’s position in the Company, a willful breach of the agreement or a corporate policy, any willful failure, neglect, or other action that results in an injury to the Company or an affiliate, the executive’s serious dishonesty which impacts his performance in a material manner, or the executive’s plea of guilty to, or conviction of, a felony), or the executive terminates his or her employment for “good reason” (generally defined to include a material breach by the Company of the agreement or a material reduction in the executive’s base salary), whether or not in connection with a change of control, the executive will be entitled to receive their base salary until the actual termination date of the agreement and a severance payment in the amount of a specific multiple times his or her annual base salary that is then in effect (the “Severance Benefit”). The Severance Benefit multiple for Ms. Vazquez and Mr. Gibbons is three, and the Severance Benefit multiple for Messrs. Schroeder and Murphy is two. The Severance Benefit will be paid to the executive 60 days following a termination from employment (or six months following the termination of employment if he or she is considered a “specified employee” under Section 409A of the Code at that time). The executives will also receive the Continued Medical Benefit that is described above for Mr. Krohn in the event that they are terminated by the Company without cause or they resign for good reason, although the original reimbursement period will be six months rather than twelve months for Messrs. Schroeder and Murphy. Restricted stock and restricted stock units granted to the executives after January 1, 2010 will vest pro-rata. Any annual incentive award that the executive would have been entitled to receive for the year in which his termination by the Company without cause or by the executive’s resignation for good reason would be paid on a pro-rata basis.

In the event that the Company undergoes a change in control during the term of the employment agreement, the executive will receive the Severance Benefit described above as if he or she had been terminated as of the date of the change in control; provided however, if the executive is also terminated in connection with such a change in control, and a payment of the Severance Benefit is triggered by such termination, the executive would only receive a Severance Benefit in connection with the termination. The employment agreements provide for the same “cut-back” described above for Mr. Krohn in the event that an executive is considered to receive a “parachute payment” under Section 280G of the Code.

The employment agreements also address the treatment that outstanding restricted stock and restricted stock unit awards would receive pursuant to a change in control and/or certain terminations of employment. The language in the employment agreements mirrors that of the governing individual award agreements granted pursuant to the Incentive Compensation Plan, which are described in greater detail below, for change in control events. Pursuant to a termination of employment by the Company without cause, or by the executive for good reason, an outstanding performance-based restricted stock or restricted stock unit award would be accelerated pro-rata only if the termination of employment occurred at a time following the satisfaction of the applicable performance period. Such a pro-rata acceleration would be calculated by dividing the award into thirds (the “pro-rata percentage calculation”).

An executive must sign a general release in our favor before receiving the Severance Benefit, and the executive shall not make any unauthorized disclosures of any confidential information related to the Company during the executive’s employment or following a termination of employment. An executive will also be subject to standard non-competition and non-solicitation restrictions for a period of twelve months following Ms. Vazquez and Mr. Gibbons’ terminations of employment, or for a period of six months following Messrs. Schroeder and Murphy’s terminations of employment.

Incentive Compensation Plan

With regard to executives, as of December 31, 2014, the Incentive Compensation Plan provided that in the event of a change of control of the Company, the Company may choose to accelerate or remove any restrictions upon an outstanding award. The plan generally defines a “change of control” according to the definition given above in Mr. Krohn’s employment agreement. The agreements that govern the outstanding restricted stock unit awards granted under the Incentive Compensation Plan have a two-tiered vesting requirement based on time and performance metrics. A change of control will 100% accelerate all restricted stock unit awards that have become partially vested pursuant to the satisfaction of the performance vesting requirement but have yet to vest pursuant to the time-based restrictions, as well as restricted stock unit awards that have not vested because the applicable performance period has not ended at the time the change of control occurs. A change of control will also accelerate any outstanding restricted stock awards held by the executives.

In addition, in the event of a change of control, the Cash Incentive Awards shall be immediately payable on a pro-rata basis calculated based on the extent, as determined by the Compensation Committee, to which the performance goals for the performance period then in progress have been met up through the date of the change of control.

The acceleration of the performance-based restricted stock unit awards will depend upon whether the awards have been partially vested pursuant to the performance-based vesting provision at the time of the termination of employment. While each Named Executive Officer’s employment agreement addresses certain change in control or termination of employment events, under the terms of the restricted stock unit agreements, if the performance criteria have not been satisfied at the time of an executive’s death or disability, or before a “normal retirement,” the awards would be forfeited; however, if the performance criteria for the restricted stock units has been satisfied at the time of an executive’s death or disability the awards will be 100% accelerated. Acceleration upon a normal retirement will be calculated using the pro-rata percentage calculation.

The pro-rata percent calculation works as follows. Two-thirds of the award will be called the “two-year portion,” and the final third will be called the “three-year portion.” The two-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment, and the denominator of which is 24; the three-year portion will accelerate by taking the number of underlying stock or units in that portion and multiplying that number by a fraction, the numerator of which is the number of months that the executive was employed during the year in which the grant occurred up until the termination of employment and the denominator of which is 36. As an example, provided below is the pro-rata calculation that would apply to Mr. Krohn’s acceleration of restricted stock units granted to him in 2014 upon a normal retirement, assuming the performance measures have been satisfied with respect to Mr. Krohn’s restricted stock units, but they are still subject to time-based vesting until December 15, 2016. Assuming that Mr. Krohn was eligible for a normal retirement upon December 31, 2014, his acceleration amount for that specific grant of restricted stock units would be calculated as follows: (i) 2/3 of his restricted stock units (181,901) times 12/24 (the numerator of which is the number of months, beginning with the first day of the first month of the year in which the date of issuance occurs, during which Mr. Krohn was employed as of December 31, 2014), plus (ii) 1/3 of his restricted stock units (90,950) times 12/36 (the numerator of which is the number of months, beginning with the first day of the first month of the year in which the date of issuance occurs, during which Mr. Krohn was employed as of December 31, 2014), multiplied by our closing stock on December 31, 2014 of $7.34 per share, to equal $890,101. If the term “normal retirement” is not defined in an executive’s employment agreement, the normal retirement age will be age 67. As of December 31, 2014, none of our Named Executive Officers were eligible for a normal retirement, thus no amounts will be included in the table below for such a termination of employment.

The following table reflects the values that each of the Named Executive Officers would receive upon certain terminations of employment or upon a change in control. For purposes of these calculations, the Company has made certain assumptions which we consider reasonable, such as all legitimate reimbursable business expenses are current, and that all earned salary payments are current as of the date of the potential termination scenario. The actual amount of payments that each executive could receive may not be determined with complete accuracy until such time as an actual termination or change of control occurs, but the values below are our best estimate as to the potential payments each executive would receive as of December 31, 2014.

Potential Payments Upon Termination or a Change of Control

Executive and Compensation Component	Change of Control	Death and Disability	Termination by Company without Cause or by Executive for Good Reason
Tracy W. Krohn
Pro-Rata Bonus Award (1)	$753,000	$753,000	$753,000
CEO Severance Payment (2)	3,000,000	0	3,000,000
Continued Medical (3)	28,575	28,575	28,575
Accelerated Equity (4)	3,334,150	3,167,627	3,167,627

Total (5)	$7,115,725	$3,949,202	$6,949,202

Jamie L. Vazquez
Pro-Rata Bonus Award (1)	$406,620	$406,620	$406,620
Severance Payment (2)	1,800,000	0	1,800,000
Continued Medical (3)	28,575	0	28,575
Accelerated Equity (4)	1,750,429	1,663,010	1,188,503

Total (5)	$3,985,624	$2,069,630	$3,423,698

John D. Gibbons
Pro-Rata Bonus Award (1)	$296,311	$296,311	$296,311
Severance Payment (2)	1,320,000	0	1,320,000
Continued Medical (3)	0	0	0
Accelerated Equity (4)	1,120,923	1,067,847	731,126

Total (5)	$2,737,234	$1,364,158	$2,347,437

Thomas P. Murphy
Pro-Rata Bonus Award (1)	$241,423	$241,423	$241,423
Severance Payment (2)	820,000	0	820,000
Continued Medical (3)	28,575	0	28,575
Accelerated Equity (4)	872,193	834,729	535,853

Total (5)	$1,962,191	$1,076,152	$1,625,851

Stephen L. Schroeder
Pro-Rata Bonus Award (1)	$207,672	$207,672	$207,672
Severance Payment (2)	748,000	0	748,000
Continued Medical (3)	19,318	0	19,318
Accelerated Equity (4)	710,487	678,991	449,169

Total (5)	$1,685,477	$886,663	$1,424,159

(1)

Each of the Named Executive Officers would be entitled to receive a pro rata bonus pursuant to the Incentive Plan upon a change in control, or upon a death, disability, without cause or a good reason termination, although with the assumption that the change in control or termination occurred on December 31, 2014, the amounts reflected in the table are the full 2014 year bonuses also reflected in the Summary Compensation Table.

(2)	The CEO Severance Amount, and the Severance Payment for Ms. Vazquez and Mr. Gibbons, is three times the executive’s annual base salary as of December 31, 2014, which was $1,000,000 for Mr. Krohn, $600,000 for Ms. Vazquez, and $440,000 for Mr. Gibbons. The Severance Payment for each of the remaining executives is equal to two times the executive’s annual base salary as of December 31, 2014, which was $410,000 for Mr. Murphy and $374,000 for Mr. Schroeder.
(3)	Amounts are based upon the Company’s COBRA costs as of December 31, 2014 for the periods set forth above in the narrative. Mr. Gibbons has currently chosen not to participate in the Company’s health plans; thus, there is no “continuation” cost for him as of December 31, 2014.
(4)	Accelerated equity reflects 2014 and 2013 restricted stock unit amounts, as adjusted for performance criteria that were satisfied in the 2014 and 2013 years, as applicable. The accelerated amounts were determined by multiplying the number of outstanding awards held by each executive (detailed above in the “Outstanding Equity Awards at December 31, 2014” table), either on a full or pro-rata basis as applicable, by the closing price of our stock on December 31, 2014, which was $7.34 per share.
(5)	Amounts shown here are a total of the full costs for each element. The employment agreements for each of the Named Executive Officers have a “cut back” provision that would require us to pay $1.00 less than three times the executive’s base salary in the event that the payment to the executive would constitute a “parachute payment,” so the total amounts shown could be reduced in certain situations.

Risk Assessment Related to our Compensation Structure

We believe our executive compensation plans are appropriately structured and are not reasonably likely to result in material risk to W&T Offshore. We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. Several features of our programs reflect sound risk management practices. We set performance goals that we believe are reasonable in light of past performance and market conditions. We also believe we have allocated our compensation among base salary and short- and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Further, with respect to our incentive compensation programs, the metrics that determine payouts for our employees are Company-wide metrics only. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of W&T Offshore and our shareholders as a whole. We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that employees’ are less likely to take unreasonable risks to get, or keep, options “in-the-money.” Finally, the time-based vesting over a multi-year period for our long-term incentive awards ensures that our employees’ interests align with those of our shareholders for the long-term performance of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2014, the Company made payments totaling approximately $0.9 million to W&T Offshore LLC (“W&T LLC”), an entity controlled by Tracy Krohn. Substantially all of the payments relate to the use by the Company of an aircraft indirectly owned by Mr. Krohn. In addition, the Company bills W&T LLC for expenses related to W&T LLC’s working interest of properties operated by the Company. For the year 2014, the Company received $216,606 as reimbursement for these expenses.

The Company charters supply boats from Gulf Offshore Logistics, LLC (“GOL”) in the ordinary course of its business. The wife of Mr. Krohn has been employed by GOL for several years and currently serves as an officer of GOL. During 2014, GOL performed services for the Company in the amount of approximately $18.9 million in respect of these charters. Mrs. Krohn’s compensation is commission-based, and as a result she received commissions of approximately $0.1 million during 2014 related to business from the Company. The Company has maintained a business relationship with GOL since 2007, which predates Mr. and Mrs. Krohn’s marriage in September 2010.

In addition, Mr. Krohn has a 24.4% interest in Stryker Energy Services, Inc. (“Stryker”), a directional services company that began providing horizontal drilling services in support of the Company’s onshore Texas operations in March 2012. During 2014, the Company engaged Stryker to perform such services for fees of approximately $0.2 million and may engage Stryker to perform further services in the future.

The Company has adopted policies and procedures for approval of related party transactions, which are set forth in our Code of Business Conduct and Ethics. Such policies and procedures state that the Company shall not enter into any contractual relationship or transaction that would be required to be disclosed under Section 404 of Regulation S-K, or any successor to such regulation (a “Transaction”), without first complying with the provisions of the Code of Conduct and Ethics. The Audit Committee of the Board will be responsible for approving and negotiating the terms of such a proposed Transaction. If a Transaction involves a corporate opportunity, such opportunity must have been first rejected by the Company. The Audit Committee has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. No such Transaction shall be approved by the Audit Committee unless the terms of such Transaction are the same or more favorable to the Company than those which would have been obtainable at the time in arm’s-length dealing with unaffiliated persons. If the Audit Committee approves the Transaction, the Company shall be authorized to proceed with the Transaction as approved and to execute the documents necessary to give effect to such Transaction. The Company will make all required disclosures as appropriate in its periodic or special filings. Notwithstanding the foregoing, the Board shall have authority over any Transaction that may involve a change in control of the Company and in such a case, the Board may adopt such procedures that it deems necessary to review such Transaction. A written copy of our Code of Business Conduct and Ethics can be found on our website at www.wtoffshore.com.

SHAREHOLDER PROPOSALS

At the Annual Meeting each year, the Board submits to shareholders its nominees for election as directors. The Board may also submit other matters to the shareholders for action at the Annual Meeting. If you want the Company to consider including a proposal in next year’s 2016 proxy statement, you must submit the proposal in writing to our Corporate Secretary no later than November 27, 2015. If you want us to consider including a nominee for election to the Board at the 2016 Annual Meeting, you must submit the nominee’s name in accordance with the procedures discussed more fully in the section entitled “Director Nomination Process,” no earlier than January 6, 2016 and no later than February 5, 2016. Please mail any nomination or proposal following the prescribed guidelines to W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046, Attention: Corporate Secretary.

OTHER MATTERS

Neither I nor any of the persons named as proxies know of any matters other than those described above to be voted on at the 2015 Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board of Directors.

Shareholders may obtain a copy of our current Annual Report on Form 10-K without charge by writing to our Corporate Secretary at W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com under the “Investor Relations” tab or the SEC’s website at www.sec.gov.

By Order of the Board of Directors,

Thomas F. Getten
Corporate Secretary and General Counsel

W&T OFFSHORE, INC. ATTN: THOMAS F. GETTEN NINE GREENWAY PLAZA, SUITE 300 HOUSTON, TX 77046

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M86314-P62255	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

W&T OFFSHORE, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors

	Nominees:		For	Against	Abstain

	1a. Ms. Virginia Boulet		☐	☐	☐
	1b. Mr. Robert I. Israel		☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
	1c. Mr. Stuart B. Katz		☐	☐	☐	2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.		☐	☐	☐
	1d. Mr. Tracy W. Krohn		☐	☐	☐
	1e. Mr. S. James Nelson, Jr.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1f. Mr. B. Frank Stanley		☐	☐	☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M86315-P62255

W&T OFFSHORE, INC.
Annual Meeting of Shareholders
May 6, 2015, 8:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Tracy W. Krohn and Thomas F. Getten, or either of them, as proxies, with full power of substitution, and hereby authorizes each of them to vote, as designated on the reverse side, all shares of Common Stock of W&T Offshore, Inc. held of record by the undersigned on March 12, 2015 at the Annual Meeting of Shareholders of W&T Offshore, Inc. on May 6, 2015, and any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED (1) FOR ALL OF THE DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE OF THIS PROXY AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS. THE PROXIES NAMED ABOVE ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Continued and to be signed on reverse side